                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              HANOVER DIRECT, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              HANOVER DIRECT, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(o)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, Schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------
- - ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

  Preliminary Copy

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 22, 1994

  To our Shareholders:

     PLEASE TAKE NOTICE that the 1994 Annual Meeting of Shareholders (the "Annual Meeting") of Hanover Direct, Inc., a Delaware corporation (the "Company"), will be held at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022 on Wednesday, June 22, 1994 at 9:30 a.m., local time, for the following purposes:

          1. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors as set forth in the attached Proxy Statement;

          2. In the event of the approval of the foregoing amendment to the Company's Certificate of Incorporation, to elect 11 members of the Board of Directors for a term of one year and in each case until their respective successors have been duly elected and qualified at the 1995 Annual Meeting of Shareholders, or, in the event of the disapproval of such amendment, to elect four Class II Directors for a term of three years and in each case until their respective successors have been duly elected and qualified at the 1997 Annual Meeting of Shareholders;

          3. To ratify and approve the appointment by the Board of Directors of Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending December 31, 1994; and

          4. To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All shareholders are cordially invited to attend. Only shareholders of record at the close of business on May 10, 1994 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A copy of the Company's Proxy Statement and 1993 Annual Report to Shareholders is enclosed.

                                          By Order of the Board of Directors,

                                          MICHAEL P. SHERMAN
                                              Secretary

May 16, 1994

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                 PROXY STATEMENT FOR THE 1994 ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON JUNE 22, 1994

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the holders (the "Shareholders") of shares of common stock, par value $.66 2/3 per share (the "Common Stock"), of Hanover Direct, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1994 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 9:30 a.m., local time, on Wednesday, June 22, 1994 at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022 and any adjournments or postponements thereof. This Proxy Statement is first being sent to Shareholders of the Company on or about May 16, 1994.

     At the Annual Meeting, Shareholders will (i) consider and act upon a proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors, (ii) in the event of the approval of such proposal, elect 11 members of the Board of Directors for a one year term, or in the event of the disapproval of such proposal, elect four
(4) Class II Directors to serve until the 1997 Annual Meeting of Shareholders, and (iii) ratify and approve the appointment of Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending December 31, 1994. Shareholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on May 10, 1994 as the record date ("Record Date") for determining holders of Common Stock entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. On that date, there were 92,437,720 shares of Common Stock outstanding and entitled to vote. On such date, 51,875,263 shares of Common Stock (and currently exercisable warrants or options) were owned by subsidiaries of NAR Group Limited, a British Virgin Islands corporation ("NAR"). Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted for a vote at the Annual Meeting.

VOTE REQUIRED

     Pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Common Stock issued and outstanding on the Record Date is required to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors. The affirmative vote of the holders of a plurality of the Common Stock is required to elect Directors. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and voting is required to ratify and approve the appointment of auditors. Abstentions will have the same effect as a vote against the proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors and ratifying and approving the appointment of auditors and, with respect to a nominee for Director, will have the same effect as a withheld vote. Broker non-votes will have no effect on the votes with respect to the proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors and ratifying and approving the adoption of the appointment of auditors nor will they have any effect on the election of Directors.

SOLICITATION OF PROXIES

     Each Shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned thereby are voted at the Annual Meeting. All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are given or indicated, properly executed proxies will be voted IN FAVOR OF the proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors and the ratification and approval of the appointment of Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending December 31, 1994 and FOR the election of the nominees for Director described herein. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the proxy shall have the discretion and authority to vote or refrain from voting in accordance with their judgment on such other nominations. The Company does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

REVOCATION OF PROXIES

     Any Shareholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked (i) by delivering to the Secretary of the Company a written notice of revocation bearing a date later than the date of the proxy,
(ii) by duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company, or (iii) by attending the Annual Meeting and stating to the Secretary of the Company an intention to vote in person and so voting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a proxy should be delivered to Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07087, Attention: Michael P. Sherman, Secretary.

COST OF SOLICITATION

     The Company will bear the cost of soliciting proxies in connection with the Annual Meeting estimated at $10,000 in the aggregate. Proxies will be solicited by telephone, telegram, mail or personal contact. The Company has retained Morrow & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies in connection with the Annual Meeting at a fee estimated at $3,000, plus out-of-pocket expenses. Directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. Such persons will receive no additional compensation for such services, but the Company may reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. Copies of solicitation material will be furnished to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of shares of Common Stock held in their names and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

                        PROPOSAL TO AMEND THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

     Under the present Article SIXTH of the Company's Certificate of Incorporation approved by Shareholders in 1983, the Board of Directors is divided into three classes of Directors serving staggered three-year terms, with one class of Directors consisting of four Directors to be elected at the Annual Meeting, one class of Directors consisting of four Directors to be elected at the 1995 Annual Meeting of Shareholders and one class of Directors consisting of three Directors to be elected at the1996 Annual Meeting of Shareholders. Provisions in the Company's Certificate of Incorporation consistent with maintaining a classified board permit the size of the Board to be increased or decreased and vacancies to be filled initially by the remaining Directors. Directors of each class are elected for a term of three years and until their respective successors have been duly elected

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

and qualified so that the regular term of only one class of Directors expires annually and any particular Director stands for election only once in each three-year period. The Board of Directors is submitting for Shareholder approval a proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH. A copy of Article SIXTH which is proposed to be eliminated is annexed hereto as Attachment A and the foregoing description is qualified in its entirety by reference thereto.

     The division of directors into classes gives shareholders of a company the right to elect approximately one-third of the company's directors annually. A classified board was a popular device in the 1980's to impede a person or group which obtained a substantial amount of a company's stock from assuming control of the management of the company. Because the board of directors was classified, a change in the majority of the board of directors in order to change management policies would require two successive annual meetings. Classification of directors was also considered desirable by some companies to permit their boards of directors to plan for a reasonable period into the future in order to provide for continuity in the policies of the company. Under classified board structures similar to the Company's, approximately two-thirds of the directors at any one time will have had prior experience on the board.

     The Board of Directors recommends to the Shareholders that the present classification of the Board of Directors into three classes be eliminated and the entire Board of Directors be elected at the Annual Meeting as a single class to serve for a one-year term. This result is accomplished by the proposed amendment to the Company's Certificate of Incorporation to eliminate Article SIXTH. In the event of the approval of the foregoing amendment to the Company's Certificate of Incorporation, the Board of Directors will amend the By-laws to the extent necessary to make them consistent with the Certificate of Incorporation.

     A declassified Board will give the Shareholders of the Company the right to elect all of the Directors annually. As a result, a change in the majority of the Board of Directors in order to change management policies could be effected at any annual meeting of Shareholders. On the other hand, since all or a majority of the Board of Directors could be reelected at successive annual meetings, a declassified Board is not inherently inconsistent with either the maintenance of continuity in management policies or the retention of Directors who have had prior experience on the Board. A declassified Board may also facilitate the assumption of the management of the Company by any person or group which obtains a substantial amount of the Company's stock (if NAR ceases to own in excess of 50% of the Common Stock outstanding).

     Pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Common Stock issued and outstanding on the Record Date is required to amend the Company's Certificate of Incorporation to eliminate the provision providing for the classification of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is currently divided into three classes of Directors serving three-year terms. One class of Directors is elected by the Shareholders at each annual meeting to serve until the third annual meeting or until their successors are elected and qualified. In the case of a vacancy, Directors are appointed by the Directors then in office to serve the remainder of the term. However, the Board of Directors is submitting for Shareholder approval a proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors. See "PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION".

     At the Annual Meeting, Shareholders will either elect 11 members of the Board of Directors to serve until the Annual Meeting of Shareholders to be held in 1995 in the event of the approval of the proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH or, in the event of the disapproval of such proposal, elect four (4) Class II Directors to serve until the Annual Meeting of Shareholders to be held in 1997 and until their respective successors are elected and qualified or until their death, resignation, retirement, disqualification or removal as provided in the Certificate of Incorporation and By-laws of the Company.

AGREEMENTS WITH RESPECT TO NOMINATION OF DIRECTORS

     As a result of the commencement of a proxy contest in 1989 by Theodore H. Kruttschnitt, J. David Hakman and Edmund R. Manwell, the Company entered into an agreement on May 5, 1989 with Messrs. Kruttschnitt, Hakman and Manwell (the "Nomination and Standstill Agreement"). Pursuant to the Nomination and Standstill Agreement, the Board was expanded to 11 members and Mr. Kruttschnitt was appointed as a Class III Director, Mr. Hakman as a Class I Director and Mr. Manwell as a Class II Director. The Company also agreed to nominate each of Messrs. Kruttschnitt, Hakman and Manwell for election upon the expiration of their respective terms provided Mr. Kruttschnitt continues to own certain specified levels of the Company's Common Stock. See "EXECUTIVE
COMPENSATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     Pursuant to the Stock Purchase Agreement, dated October 25, 1991, between the Company and NAR (the "Stock Purchase Agreement"), the Company agreed to recommend in its proxy statement for each annual or special meeting of Shareholders at which Directors are to be elected during the five year period from October 25, 1991, and at each such Shareholders' meeting, as part of the management slate for election to the Board of Directors, such number of persons designated by NAR as will result in the Board's including six persons designated by NAR. In addition, NAR agreed that for a period of five years from October 25, 1991, so long as the Board of Directors of the Company consists of 11 persons of whom six are designees of NAR, it will not nominate or propose for nomination or elect persons to the Board if as a result more than six persons designated by it would be on the Board at any one time except following an acquisition by a third party of 20% or more of the voting stock or total assets of the Company. Messrs. Destino, Laikind, Quasha and Wright and Ms. Long and Ms. Stutz were designated pursuant to such agreement and were nominated and elected to serve as Directors of the Company at the Company's 1991 Special Meeting of Shareholders. See "EXECUTIVE COMPENSATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

NOMINEES FOR DIRECTOR

     The nominees for Director, together with certain information furnished to the Company by each nominee, are set forth below. In the event of the disapproval of the proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors, the nominees for Class II Director are Messrs. Edmund R. Manwell, Alan G. Quasha and Robert F. Wright and Ms. Geraldine Stutz.

     Ralph Destino, 57, has been the Chairman of Cartier, Inc., a luxury goods store, since 1985. Cartier, Inc. is a subsidiary of Richemont, an affiliate of NAR. Mr. Destino also serves as a director of The Leslie Fay Companies, a manufacturer of dresses, suits, coats and sportswear which filed for protection under Chapter 11 of the U.S. Code in March 1993. Mr. Destino, a designee of NAR, was elected a Director of the Company in October 1991. Mr. Destino is a Class III Director whose term expires in 1995.

     J. David Hakman, 52, has been the Chief Executive Officer of Hakman Capital Corporation, Burlingame, California, an investment and merchant banking firm, since 1980. Mr. Hakman also serves as a director of Concord Camera Corp., a firm which manufactures and distributes cameras. Mr. Hakman is also the Chairman and a director of AFD Acquisition Corp., a food distribution company, which filed for protection under Chapter 11 of the U.S. Code in June 1991 and emerged from Chapter 11 in September 1993. Mr. Hakman, a designee of Mr. Kruttschnitt, was appointed a Director of the Company in May 1989 and was elected a Director of the Company in October 1991. Mr. Hakman is a Class I Director whose term expires in 1996.

     S. Lee Kling, 65, is Chairman of the Board of Kling Rechter & Co., a merchant banking company. He served as Chairman and a director of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri, from 1974 through 1991, when it merged with Magna Group Inc. He served as Landmark's Chief Executive Officer from 1974 through 1990. Mr. Kling serves on the Boards of Directors of

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

E-Systems, Inc., a diversified electronics company, Falcon Products, Inc., a manufacturer of commercial furniture, Bernard Chaus Inc., a sportswear manufacturer and distributor, Top Air Manufacturing Co., a manufacturer of agricultural equipment, Lewis Galoob Toys, Inc., a toy company, Magna Group, Inc., a multi-bank holding company, National Beverage Corp., a specialized beverage company, and NationsMart Corp., a dry cleaning, laundry and shoe repair company, Mr. Kling was elected a Director of the Company in 1983. Mr. Kling is a Class I Director whose term expires in 1996.

     Theodore H. Kruttschnitt, 51, has been the owner and sole proprietor of California Innkeepers, Burlingame, California, an owner/operator of hotels and motor hotels, since May 1970. Mr. Kruttschnitt is also Chairman of the Board of Burlingame Bancorp, a commercial bank holding company, and serves on the Board of Directors of Cooper Development Company, a firm which invests in personal care products businesses. Mr. Kruttschnitt was appointed a Director of the Company in May 1989 and was elected a Director of the Company in October 1991. Mr. Kruttschnitt is a Class III Director whose term expires in 1995.

     Jeffrey Laikind, 58, has been a Managing Director of Prudential Securities Investment Management (formerly Prudential Bache Securities Inc.), a money management firm, since 1985. Mr. Laikind is also a director of NAR and a member of the advisory board of Quadrant Management, Inc., an indirect wholly-owned subsidiary of NAR which manages NAR's U.S. assets ("Quadrant"). Mr. Laikind, a designee of NAR, was elected a Director of the Company in October 1991. Mr. Laikind is a Class III Director whose term expires in 1995.

     Elizabeth Valk Long, 43, has been the President of TIME Magazine since July 1991 and a Senior Vice President of Time Inc., periodical and book publishers, since April 1989. She served as the publisher of TIME from July 1991 until September 1993; the publisher of PEOPLE from November 1988 until July 1991; and the publisher of LIFE Magazine from December 1986 until November 1988. Ms. Long, a designee of NAR, was elected a Director of the Company in October 1991. Ms. Long is a Class I Director whose term expires in 1996.

     Edmund R. Manwell, 51, is senior partner at the law firm of Manwell & Milton, San Francisco, California. Mr. Manwell has been associated with this firm since 1982. Mr. Manwell also serves as a director of Dreyer's Grand Ice Cream, Inc., an ice cream company. Mr. Manwell, a designee of Mr. Kruttschnitt, was appointed a Director of the Company in May 1989 and was elected a Director of the Company in October 1991. Mr. Manwell is a Class II Director whose term expires in 1994.

     Alan G. Quasha, 44, has been President of Quadrant since its formation in early 1988. From 1980 to September 1991, he was a partner in the New York City law firm of Quasha, Wessley & Schneider. In addition to his directorship at the Company, Mr. Quasha serves as a director of Harken Energy Corporation, an oil and gas exploration and production company, E-Z Serve Corporation, a convenience store company, Tejas Power Corporation, a natural gas company, and NAR. Mr. Quasha is also a director of Compagnie Financiere Richemont A.G. ("Richemont"), a Swiss public company engaged in the tobacco, luxury goods and other businesses and an affiliate of NAR. Mr. Quasha, a designee of NAR, was elected a Director of the Company and Chairman of the Board in October 1991. Mr. Quasha is a Class II Director whose term expires in 1994.

     Jack E. Rosenfeld, 55, has served as President and Chief Executive Officer of the Company since October 1990. Mr. Rosenfeld previously served as Executive Vice President of the Company from May 1988 until October 1990. From 1987 through April 1988, Mr. Rosenfeld was President of Rosenfeld & Co., a consulting firm that provided consulting services to the Company. Mr. Rosenfeld is also a director of PSC, Inc., a manufacturer of bar code equipment, and Electric Fuel, Ltd., a developer and manufacturer of electronic batteries and fueling systems for motor vehicles. Mr. Rosenfeld was elected a Director of the Company in 1974. Mr. Rosenfeld is a Class III Director whose term expires in 1995.

     Geraldine Stutz, 65, has been the President and Publisher of Panache Press at Random House Inc., a publishing company, since 1986. She was previously the Chief Executive Officer and Managing Partner of Henri Bendel, a New York specialty store. Ms. Stutz also serves as a director of Tiffany & Co., a retail luxury jewelry store, and the Jones Apparel Group, a clothing manufacturer. Ms. Stutz, a designee of NAR, was elected a Director of the Company in October 1991. Ms. Stutz is a Class II Director whose term expires in 1994.

     Robert F. Wright, 68, has been the President of Robert F. Wright Associates, Inc., business consultants, since 1988. Prior thereto, he was a senior partner of the accounting firm Arthur Andersen & Co. Mr. Wright is a director of Reliance Standard Life Insurance Company, a life insurance company, and affiliates, Williams Real Estate Co., Inc., a real estate company, and The Navigator Group, Inc., a property insurance company. Mr. Wright also serves on the advisory board of Quadrant. Mr. Wright, a designee of NAR, was elected a Director of the Company in October 1991. Mr. Wright is a Class II Director whose term expires in 1994.

OTHER INFORMATION

     The Board of Directors has standing Executive, Audit, Stock Option and Executive Compensation and Nominating Committees.

     During 1993, Messrs. Quasha (Chairman), Rosenfeld and Wright were members of the Executive Committee and currently serve as its members. Pursuant to the Stock Purchase Agreement, at least one Director not designated by NAR shall serve on the Executive Committee. The Executive Committee held eight meetings (or took action by written consent) in 1993. The duties of the Executive Committee include recommending actions to the Board of Directors and acting on behalf of the Board on certain matters when the Board is not in session.

     During 1993, Messrs. Wright (Chairman), Hakman and Manwell were members of the Audit Committee and currently serve as its members. The Audit Committee held four meetings (or took action by written consent) in 1993. The duties performed by the Audit Committee include (1) review with the independent public accountants of the scope of their audit, the audited consolidated financial statements, and any internal control comments contained in the independent public accountants' management letter, including corrective action taken by management; (2) annual review and approval of the adequacy and scope of the internal audit department's planned audit program and review of the internal audit department's interim audit reports, including the evaluation of replies and corrective action being taken; (3) review of the adequacy of the internal accounting control systems of the Company and its subsidiaries; and (4) review and approval of management's recommendation for the appointment of outside independent public accountants prior to the submission of their nomination to the Board of Directors for approval and to the Shareholders for ratification. The Audit Committee is concerned with the accuracy and completeness of the Company's consolidated financial statements and matters which relate to them. However, the Audit Committee's role does not involve the professional evaluation of the quality of the audit conducted by the independent public accountants. While it is believed that the Audit Committee's activities are beneficial because they provide ongoing oversight on behalf of the full Board, they do not alter the traditional roles and responsibilities of the Company's management and independent public accountants with respect to the accounting and control functions and financial statement presentation.

     During 1993, Messrs. Laikind (Chairman), Destino and Quasha and Ms. Long and Ms. Stutz were members of the Stock Option and Executive Compensation Committee (the "Compensation Committee") and currently serve as its members. The Compensation Committee held two meetings (or took action by written consent) in 1993. The duties of the Compensation Committee are to review and make recommendations for approval by the Board of Directors of remuneration arrangements for Directors and members of management.

     During 1993, Messrs. Rosenfeld (Chairman), Destino, Hakman, Kruttschnitt and Laikind were members of the Nominating Committee and currently serve as its members. The Nominating Committee did not hold any meetings in 1993. The duties of the Nominating Committee include evaluating and recommending candidates for election to the Board of Directors. The By-laws of the Company require advance notice of nominations for election to the Board of Directors, other than those made by the Board of Directors. Unless waived by the Board of Directors, a notice of nomination must be received by the Company at least 75 days before initiation of solicitation to the Shareholders for election in the event of an election other than at an

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

annual meeting of Shareholders, and at least 75 days before the date that corresponds to the record date of the prior year's annual meeting of Shareholders in the event of an election at an annual meeting of Shareholders, and in all events must include certain required information. The Nominating Committee will consider nominees recommended by Shareholders in accordance with its By-laws.

     During 1993, the Board of Directors held four meetings in person or by conference telephone. Each incumbent Director attended at least 75% of the Board meetings held during the period in which such Director was a member of the Board and at least 75% of the meetings of the committees on which he or she served during such period.

     The Company indemnifies its executive officers and Directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Company. The Company has a directors and officers liability insurance policy underwritten by National Union Fire Insurance Company of Pittsburgh, Pennsylvania in the aggregate amount of $10,000,000. Such policy, whose term is from March 5, 1993 to June 1, 1994, has a $350,000 corporate deductible. The Company also has indemnification agreements with each Director. In addition, the Shareholders' Agreement, dated October 25, 1991, between the Company and NAR provides for indemnification, to the fullest extent permitted by law, of NAR's designees to the Board of Directors against, among other things, all liabilities and claims arising out of their service in any capacity for or on behalf of the Company.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission ("Commission") and the American Stock Exchange. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements.

VOTE REQUIRED

     The affirmative vote of the holders of a plurality of the Common Stock is required to elect Directors. The enclosed proxy provides a means for Shareholders to vote for the election of all of the nominees for Director listed above in the event of the approval of the proposal to amend the Company's Certificate of Incorporation to eliminate Articles SIXTH and the present classified Board of Directors, or Edmund R. Manwell, Alan G. Quasha, Geraldine Stutz and Robert F. Wright to serve as Class II Directors of the Company in the event of the disapproval of such proposal, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. Abstentions with respect to the election of a nominee for Director will have the same effect as a withheld vote and broker non-votes will have no effect on the election of Directors.

     It is the intention of the persons named in the enclosed proxy to vote FOR the election of all of the persons named above to serve as Directors of the Company in the event of the approval of the proposal to amend the Company's Certificate of Incorporation to eliminate Article SIXTH and the present classified Board of Directors or Edmund R. Manwell, Alan G. Quasha, Geraldine Stutz and Robert F. Wright to serve as Class II Directors of the Company in the event of the disapproval of such proposal. The nominees, each of whom currently serves as a Director, have consented to be named in this Proxy Statement and to continue to serve as Directors if elected. Management does not contemplate or foresee that any of the nominees will be unable or unwilling to serve or otherwise unavailable for election, but if such a situation should arise and other nominees are nominated, the persons named in the proxy will vote for the election of the other nominees recommended by the Board of Directors. In all cases, the Board of Directors has the authority to elect persons to fill vacancies on the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION OF THE COMPANY

     The following table sets forth certain information with respect to compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                         ANNUAL COMPENSATION     AWARDS                             PAYOUTS
(a)                             (b)            (c)          (d)     (e)          (f)                        (g)         (h)
                                                                     OTHER
                                                                     ANNUAL
        NAME AND                                                    COMPEN-      RESTRICTED STOCK     OPTIONS/       LTIP
        PRINCIPAL            FISCAL                     BONUS        SATION          AWARD(S)           SARS        PAYOUTS
        POSITION              YEAR      SALARY ($)      ($)(1)       ($)(2)            ($)               (#)          ($)
- - -------------------------    ------     ----------     --------     --------     ----------------     ---------     -------
Jack E. Rosenfeld             1993       $500,000            --     --            --                    150,000(4)    --
President and Chief           1992       $499,770      $150,469     --            --                  2,427,210(5)    --
Executive Officer             1991       $519,326            --     --            --                  2,921,884(6)    --

Michael P. Sherman            1993       $223,942            --     --            --                     80,000(4)    --
Executive Vice President      1992       $215,019      $ 75,618     --            --                         --       --
- - --Corporate Affairs,          1991       $207,827            --     --            --                         --       --
General Counsel and
Secretary

Wayne P. Garten               1993       $225,144            --     --            --                     80,000(4)    --
Executive Vice President      1992       $212,496      $ 72,016     --            --                         --       --
and Chief Financial           1991       $189,538            --     --            --                         --       --
Officer

Edward J. O'Brien             1993       $138,027            --     --            --                     40,000(4)    --
Senior Vice President         1992       $126,998      $ 34,707     --            --                         --       --
and Treasurer                 1991       $120,082      $ 12,500     --            --                         --       --

David E. Ullman               1993       $110,962            --     --            --                     10,000(4)    --
Vice President-               1992       $ 84,135      $  9,577     --            --                         --       --
Controller                    1991       $ 32,923(7)         --     --            --                         --       --



(a)                             (i)
                             ALL
                            OTHER
        NAME AND           COMPEN-
        PRINCIPAL           SATION
        POSITION            ($)(3)
- - -------------------------  --------
Jack E. Rosenfeld          $ 35,523(8)
President and Chief        $ 31,598(9)
Executive Officer                --

Michael P. Sherman         $ 19,314(10)
Executive Vice President   $ 13,470(11)
- - --Corporate Affairs,             --
General Counsel and
Secretary

Wayne P. Garten            $ 10,160(12)
Executive Vice President   $  3,162(13)
and Chief Financial              --
Officer

Edward J. O'Brien          $ 11,849(14)
Senior Vice President      $  7,131(15)
and Treasurer                    --

David E. Ullman            $    647(16)
Vice President-                  --
Controller                       --

- - ------------------

 (1) In fiscal 1992, the Named Executives, except for Mr. Rosenfeld, deferred 25% of their bonuses and are entitled to receive such deferred amounts in stock over a three year period pursuant to the Company's Incentive Compensation Plan.

 (2) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total annual salary and bonus reported for such Named Executive.

 (3) Commission rules do not require disclosure regarding items in this column for fiscal 1991.

 (4) Issued pursuant to the Company's 1993 Executive Equity Incentive Plan.

 (5) Includes the right to purchase 1,213,605 shares of Common Stock granted to Mr. Rosenfeld by NAR on May 28, 1993 pursuant to a letter agreement dated September 23, 1992 at a price per share of $2.00 (subject to adjustment) plus 10% per year (including fractions of a year) from October 25, 1991 through the exercise period and up to 1,213,605 shares of Common Stock at a price per share of $1.50 (subject to adjustment) plus 10% per year (including fractions of a year) from September 16, 1992 through the exercise period.

 (6) Includes the right to purchase, which was conditioned on the occurrence of certain events, 1,213,605 shares of Common Stock granted to Mr. Rosenfeld on October 25, 1991 at a price per share of $3.00 (subject to adjustment) plus 10% per year (including fractions of a year) from October 25, 1991 through the exercise period and the right to purchase, pursuant to a rights offering which was conditioned on the occurrence of certain events, a maximum of 1,508,279 shares of Common Stock at a price per share to be determined at a later date (but not less than $2.00). Mr. Rosenfeld was not able to acquire any of these shares because the events upon which the exercise of such rights were conditioned never occurred. The right to acquire these shares expired on September 23, 1992.

 (7) Mr. Ullman was hired by the Company in August 1991.

 (8) Includes $2,998 of matching contributions made by the Company on behalf of Mr. Rosenfeld under the Company's 401(k) Savings Plan, $26,216 of matching contributions made by the Company on behalf of Mr. Rosenfeld under the Company's Supplemental Retirement Plan, $1,388 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. Rosenfeld, and the distribution of 2,316 shares of the Company's Common Stock, resulting from the Company's termination of its Employee Stock Ownership Plan, valued at $2.125 per share on the date of such plan's termination.

 (9) Includes $2,910 of matching contributions made by the Company on behalf of Mr. Rosenfeld under the Company's 401(k) Savings Plan, $27,300 of matching contributions made by the Company on behalf of Mr. Rosenfeld under the Company's Supplemental Retirement Plan, and $1,388 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. Rosenfeld.

(10) Includes $2,998 of matching contributions made by the Company on behalf of Mr. Sherman under the Company's 401(k) Savings Plan, $11,492 of matching contributions made by the Company on behalf of Mr. Sherman under the Company's Supplemental Retirement Plan, $344 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. Sherman, and the distribution of 2,108 shares of the Company's Common Stock, resulting from the Company's termination of its Employee Stock Ownership Plan, valued at $2.125 per share on the date of such plan's termination.

(11) Includes $2,910 of matching contributions made by the Company on behalf of Mr. Sherman under the Company's 401(k) Savings Plan, $10,215 of matching contributions made by the Company on behalf of Mr. Sherman under the Company's Supplemental Retirement Plan, and $344 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. Sherman.

(12) Includes $2,998 of matching contributions made by the Company on behalf of Mr. Garten under the Company's 401(k) Savings Plan, $2,724 of matching contributions made by the Company on behalf of Mr. Garten under the Company's Supplemental Retirement Plan, $252 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. Garten, and the distribution of 1,970 shares of the Company's Common Stock, resulting from the Company's termination of its Employee Stock Ownership Plan, valued at $2.125 per share on the date of such plan's termination.

(13) Includes $2,910 of matching contributions made by the Company on behalf of Mr. Garten under the Company's 401(k) Savings Plan, and $252 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. Garten.

(14) Includes $2,998 of matching contributions made by the Company on behalf of Mr. O'Brien under the Company's 401(k) Savings Plan, $5,864 of matching contributions made by the Company on behalf of Mr. O'Brien under the Company's Supplemental Retirement Plan, $300 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. O'Brien, and the distribution of 1,265 shares of the Company's Common Stock, resulting from the Company's termination of its Employee Stock Ownership Plan, valued at $2.125 per share on the date of such plan's termination.

(15) Includes $1,907 of matching contributions made by the Company on behalf of Mr. O'Brien under the Company's 401(k) Savings Plan, $4,924 of matching contributions made by the Company on behalf of Mr. O'Brien under the Company's Supplemental Retirement Plan, and $300 of life insurance premiums paid on term life insurance policies by the Company on behalf of Mr. O'Brien.

(16) Includes $93 of matching contributions made by the Company on behalf of Mr. Ullman under the Company's 401(k) Savings Plan, and $554 of matching contributions made by the Company on behalf of Mr. Ullman under the Company's Supplemental Retirement Plan.

STOCK OPTIONS

     During fiscal 1993, no stock options were granted to, nor were any exercised by, any of the Named Executives pursuant to the Stock Option Plan.

     The following table contains information concerning options granted to each of the Named Executives during fiscal 1993 pursuant to the 1993 Executive Equity Incentive Plan.

                          OPTION GRANTS IN FISCAL 1993

                                                       PERCENT OF
                                                      TOTAL OPTIONS
                                         OPTIONS       GRANTED TO
                                         GRANTED      EMPLOYEES IN     EXERCISE    EXPIRATION       GRANT DATE
                NAME                       (#)         FISCAL YEAR      PRICE       DATE(1)      PRESENT VALUE(2)
                 (a)                       (b)             (c)           (d)          (e)              (h)
- - -------------------------------------   ----------    -------------    --------    ----------    ----------------
Jack E. Rosenfeld....................     150,000          10.7%        $ 2.50       3/2/99          $325,293
Michael P. Sherman...................      80,000           5.7%        $ 2.50       3/2/99          $173,489
Wayne P. Garten......................      80,000           5.7%        $ 2.50       3/2/99          $173,489
Edward J. O'Brien....................      40,000           2.8%        $ 2.50       3/2/99          $ 86,745
David E. Ullman......................      10,000            .7%        $ 2.50       3/2/99          $ 21,686

- - ------------------

(1) Options granted under the 1993 Executive Equity Incentive Plan become exercisable three years after the date of grant and expire six years from the date of grant.

(2) Grant date option values are determined using the Black-Scholes Model. The Black-Scholes Model is a formula widely used to value exchange traded options. However, stock options granted by the Company to its executives differ from exchange traded options in three key respects: options granted by the Company to its executives are long-term, non-transferable and subject to vesting restrictions, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date option values set forth in the table, a factor of 61.96% has been assigned to the volatility of the Common Stock, based on monthly stock market quotations for the three years preceding the date of grant; the risk-free rate of return has been fixed at 7.54% based upon the average of the Intermediate Term Government Bond Yields (Iobottson Associates SBBI 1994 Yearbook Exhibit A-13) for the six years preceding the date of grant; and the actual option term of six years has been used. Consequently, the grant date option values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS RELATING TO CHANGE IN CONTROL

     In connection with the consummation of the transactions contemplated by the Stock Purchase Agreement between the Company and NAR and as a condition thereto, the Company entered into an Executive Employment Agreement, dated as of October 25, 1991, with Jack E. Rosenfeld, the President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement provides for a five-year term commencing on October 25, 1991, at a base salary of $500,000 per year; an annual bonus of between 25% and 100% of Mr. Rosenfeld's base salary, depending on the attainment of various performance objectives and payable only if the Company achieves at least 101% of the results forecast in its approved budget; a payment to a trust on behalf of Mr. Rosenfeld of 916,667 shares of Common Stock in lieu of a cash payment of $1,564,000 to which he was previously entitled in connection with a change in control of the Company, 666,667 of such shares being fully vested and the remaining 250,000 of such shares to vest in equal annual installments over three years (such unvested shares to be forfeitable if Mr. Rosenfeld's employment is terminated by the Company with cause or by him without good reason), with the vested shares distributable to Mr. Rosenfeld at the end of the employment term or the earlier termination of his employment; and the grant of registration rights under the Securities Act of 1933, as amended, ("Securities Act"), for shares of Common Stock owned by Mr. Rosenfeld. On October 25, 1991, NAR entered into an agreement with Mr. Rosenfeld pursuant to which he may purchase from NAR prior to October 25, 1996,

1,213,605 shares of Common Stock at a price per share of $2.00 (subject to adjustment) plus 10% of $2.00 per year through the date on which Mr. Rosenfeld effects such purchase. This agreement was amended on September 23, 1992 to provide that NAR would grant to Mr. Rosenfeld in March 1993 (which it did) the right to purchase an additional 1,213,605 shares of Common Stock at a price share of $1.50 (subject to adjustment) plus 10% per year from September 1992 through the exercise period.

     In connection with the Stock Purchase Agreement, on October 14, 1991, the Company entered into Executive Employment Agreements with each of Messrs. Michael P. Sherman, Wayne P. Garten and Edward J. O'Brien. These Executive Employment Agreements were essentially the same as such officers' existing employment agreements except that they provide for cash payments on October 25, 1991 to Messrs. Sherman, Garten and O'Brien of $281,714, $221,621 and $90,000, respectively, and contributions to a trust on behalf of such officers of 156,979 shares, 147,812 shares and 60,000 shares of the Company's Common Stock, respectively, in connection with the change in control effected by NAR pursuant to the Stock Purchase Agreement and in lieu of their right to receive a cash change in control payment. Pursuant to the terms of the trust, such Common Stock was distributed to each such officer during fiscal 1993. Messrs. Sherman, Garten and O'Brien were also granted certain registration rights under the Securities Act with respect to the shares of Common Stock granted to each of them. In 1993, Messrs. Sherman and Garten's employment agreements were renewed for one year renewable terms.

COMPENSATION OF DIRECTORS

     During 1993, Directors who were not employees of the Company or its subsidiaries were paid a retainer at an annual rate of $30,000, plus an additional $1,000 for each Board meeting and $500 for each committee meeting attended. Officers and employees of the Company or its subsidiaries receive no remuneration for their services as Directors. During fiscal 1993, the Company provided $50,000 of term life insurance for each Director of the Company. In addition, the Company issues stock options for 20,000 shares to new Directors of the Company pursuant to the 1993 Directors Option Plan, and indemnifies its Directors to the extent permitted by applicable law. See "ELECTION OF
DIRECTORS -- Other Information".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 1, 1994, the Compensation Committee of the Board of Directors of the Company consisted of Jeffrey Laikind (Chairman), Ralph Destino, Elizabeth Valk Long, Alan G. Quasha and Geraldine Stutz. None of such persons was, during such fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a Director of the Company. In addition, during the fiscal year ended January 1, 1994, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a Director or on the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is empowered to make recommendations to the Board of Directors with respect to remuneration arrangements for members of management.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Executive Compensation Committee ("the Compensation Committee") has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Board with respect to these policies. The Compensation Committee is currently composed of five outside directors. During 1991 and 1992, the Compensation Committee conducted a complete reassessment of the executive compensation philosophy and program. New compensation plans resulted from this review and were introduced in 1993. The Compensation Committee is pleased with the results of the new plans and feels that they are having the desired effect on the Company.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee's executive compensation philosophy supports the Company's overall business strategy and has at its core a strong link between pay and performance. The philosophy emphasizes recognition of achievement at both the Company and individual level. A significant portion of income delivered to executives to reflect such achievement is intended to be in the form of long-term incentives. This long-term focus emphasizes sustained performance and encourages retention of executive talent. In addition, executives are encouraged to hold a significant ownership stake in the Company, so that their interests are closely aligned with those of the shareholders in terms of both risk and reward.

     The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company's executives consists of three components which are discussed below: salary, annual incentive awards and long-term incentive awards. Base salary levels have been established in order to attract and retain key executives commensurate with their level of responsibility within the organization. Annual incentives closely link executive pay with performance in areas that are critical to the Company's short-term operating success. Long-term incentives motivate executives to make decisions that are in the best interests of the Company's owners and reward for the creation of shareholder value. It is the intent of both the Company and the Compensation Committee that the components of the executive compensation program will support the Company's compensation philosophy, reinforce the Company's overall business strategy, and ultimately drive shareholder value creation.

BASE SALARIES

     In accordance with the Compensation Committee's policy, the Company's intention is to position executive salaries at median compensation levels for comparable positions and responsibilities at the companies included in the performance chart as of 1992, as well as medians reported in published compensation surveys of the retail industry dating from 1992. Base salaries for Messrs. Sherman, Garten, O'Brien and Ullman were $223,942, $225,144, $138,027 and $110,962, respectively and are generally competitive with salaries for comparable individuals at the companies included in the performance chart. Salaries for Messrs. Sherman and Garten were set pursuant to employment agreements entered into by them with the Company in October 1991 and renewed in June 1993. Individual salaries for other executives may be higher or lower than the median based on several equally weighted factors: the qualifications and experience of the executive, the executive's level of responsibility within the organization, pay levels at companies who compete with the Company for executive talent, individual performance, and the Company performance-related factors used in determining annual incentive awards.

     The base salaries of the Company's executives are subject to periodic review and adjustment. Annual salary adjustments are made based on the factors described above. Base salaries for the Named Executives have been adjusted for each of the past three years.

     Salaries are budgeted to be increased by 5% on average for Hanover employees in 1994. This rate of increase is in line with competitive standards in the retail sector over the past three years, and consistent with anticipated salary increases in the industry for 1994.

ANNUAL INCENTIVE AWARDS

     In addition to base salaries, each of the Company's executives and selected key managers participate in the Company's Incentive Compensation Plan. Currently, approximately 220 executives and key managers are eligible to participate in the annual bonus plan. Under this plan, each participant is assigned a target bonus, expressed as a percentage of his/her base salary, which is paid if all performance targets are fully met. It is the policy of the Compensation Committee to position target bonuses at competitive levels. Individual target bonuses are based on the person's responsibility level in the organization and the bonus award opportunity at the other organizations included in the performance chart. Target bonus levels range from 5% to 30% of salary. Target bonus awards as a percent of salary for Messrs. Sherman, Garten, O'Brien and Ullman were 30%, 30%, 25% and 25%, respectively, in 1993.

     Participants are eligible to receive an annual bonus depending upon the extent to which certain goals are achieved. Performance goals for 1993 were based on Earnings Before Interest and Taxes (EBIT), Operating Profit, and other customer satisfaction and performance-related goals including Inventory Fill, Inventory Turns, Returns and Order Cancellations. Goals are set at both the corporate and business unit levels depending on the participant's scope of responsibility thus encouraging teamwork amongst the Company's employees. The importance of each goal in determining a participant's bonus award also depends on his/her scope of responsibility. In order for the Named Executives to receive a bonus, the Company must achieve a threshold EBIT level. Once the threshold EBIT level is achieved, bonus awards for the Named Executives depend 60% on Company EBIT performance and 40% on the achievement of the customer satisfaction and performance-related goals set forth above. Actual bonus levels vary depending upon the degree of achievement in relationship to the performance goals. Although the Compensation Committee reserves the right to pay discretionary bonuses, they did not do so in 1993 and have announced their intention not to do so in 1994.

     Payouts of awards have been determined based on the Company's performance during fiscal 1993. 75% of awards made under the bonus plan are paid in cash while the remaining 25% is paid in stock which vests over three years. Since the Company did not meet its aggressive EBIT goal, there were no bonus payouts based on corporate performance. Award payouts for other participants ranged from 0% to 23% of salary depending on the performance of individuals' areas of responsibility.

LONG-TERM INCENTIVE AWARDS

     The Company has adopted the 1993 Executive Equity Incentive Plan to provide executives and other key employees with incentives to maximize the long-term creation of shareholder value. The long-term incentive plan encourages executives to acquire and retain a significant ownership stake in the Company. Under the plan, executives are given an opportunity to purchase shares of Company Common Stock with up to 80% of the purchase price financed with a full recourse Company loan. For each share of stock an employee purchases, he/she receives an option to acquire two additional shares of Company Common Stock, which vests after three years and expires after six years. By creating this opportunity, the Company encourages executives to own Company Common Stock thereby aligning executives' interests with those of the shareholders. The number of shares offered for purchase to each executive and the corresponding number of tandem options increases with the executive's level of responsibility within the organization.

     Approximately 41 executives are currently eligible to participate in the 1993 Executive Equity Incentive Plan. During 1993, the Compensation Committee made awards under the plan based primarily on the executives' levels of responsibility within the organization and desired levels of equity ownership among executives in the Company. The Named Executives elected to purchase 180,000 shares of Common Stock during 1993 and, in accordance with the terms and conditions of the plan, were awarded 360,000 tandem options to purchase shares of Common Stock. All executives of the Company elected to purchase a total of 704,830 shares of Common Stock during 1993 and were awarded a total of 1,409,660 tandem options to purchase shares of Common Stock.

1993 ALL-EMPLOYEE EQUITY INVESTMENT PLAN

     The Company considers every one of its employees critical to the long-term success of the Company. Thus, the Company has adopted the 1993 All-Employee Equity Investment Plan to provide all employees an opportunity to own stock and share in the upside potential of the Company. The plan gives employees an opportunity to purchase shares of Company Common Stock at a 40% discount to the market price. Employees may finance their purchase through a short-term, full recourse Company loan which is paid with payroll deductions over the course of a year. By giving the opportunity to buy Company shares to all employees, the Company believes that it is creating an atmosphere that promotes teamwork among its employees who will identify with the interests of the shareholders.

     Approximately 2,600 employees are eligible to participate in the 1993 All-Employee Equity Investment Plan, including all employees of the Company who have been employed by the Company for at least one year and are not eligible to participate in the 1993 Executive Equity Incentive Plan. Thus, the Named Executives are not eligible to participate in the All-Employee Equity Investment Plan. During 1993, 440 employees elected to purchase 211,883 shares of Common Stock in accordance with the plan. The Compensation Committee has approved share purchase opportunity guidelines for 1994 which are based primarily on employee's levels of responsibility within the organization. It is the intent of the Compensation Committee that new purchase opportunities will be made annually for the next two years. At the end of two years, the Compensation Committee will determine the appropriateness of continuing the plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The incentive elements of the compensation paid to Mr. Rosenfeld during 1993 were determined on the same basis as that discussed above for all Named Executives. Mr. Rosenfeld's base salary was $500,000 pursuant to an employment agreement entered into by him and the Company in October 1991. Mr. Rosenfeld participated in the annual incentive plan in which his target bonus was 25% of salary and had the ability to earn a bonus equal to 100% of salary. Since the Company did not meet its aggressive EBIT goal in 1993, there were no bonus payouts based on corporate performance. In addition, Mr. Rosenfeld elected to purchase 75,000 shares of Common Stock under the Company's 1993 Executive Equity Incentive Plan, which was Mr. Rosenfeld's maximum allowable purchase under the plan. Under the terms and conditions of the plan, Mr. Rosenfeld received two tandem options for each share purchased, for a total of 150,000 options.

     In determining the terms of Mr. Rosenfeld's compensation, the Compensation Committee noted the agreement between NAR and Mr. Rosenfeld which is discussed under the caption Certain Agreements and Related Transactions elsewhere in this proxy statement.

NONDEDUCTIBLE COMPENSATION

     The Compensation Committee currently does not anticipate that non-performance based compensation, as defined in Section 162(m) of the Omnibus Budget Reconciliation Act of 1993, paid to the named executives in this proxy statement will exceed $1 million in 1994, and consequently the Company expects to enjoy full deductibility of its executive compensation program. However, because the Omnibus Budget Reconciliation Act of 1993 is newly enacted and only proposed regulations are available, no assurance can be given that the Company will preserve the full deductibility of all executive compensation.

                                          Respectfully Submitted,

                                          The Stock Option and Executive
                                          Compensation Committee

                                          Mr. Jeffrey Laikind, Chairman
                                          Mr. Ralph Destino
                                          Ms. Elizabeth Valk Long
                                          Mr. Alan Quasha
                                          Ms. Geraldine Stutz

     The Compensation Committee's recommendations for compensation for 1993 were accepted by the Board of Directors.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Standard & Poor's 500 Stock Index (which includes the Company) and (ii) peer issuers from the Company's line of business selected by the Company in good faith.

                        INDEXED TOTAL SHAREHOLDER RETURN
                      THE COMPANY, PEER GROUP AND S&P 500
                     DECEMBER 31, 1988 -- DECEMBER 31, 1993

                                                    DIRECT
      MEASUREMENT PERIOD          HANOVER         MARKETING
    (FISCAL YEAR COVERED)         DIRECT          PEER GROUP        S&P 500
    ---------------------         --------        ----------        -------
1988                                100               100             100
1989                                 85               148             132
1990                                 28               104             127
1991                                 52               154             166
1992                                145               218             179
1993                                328               375             197

     - Direct Marketing Peer Group consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media; peer companies include Blair, Damark, Fingerhut, Gander, Home Shopping Network, Land's End, Lillian Vernon, QVC Network, Spiegel and Williams Sonoma.

     NOTE: Assumes $100 on December 31, 1988 in the Company's Common Stock, S&P
           500 Funds and the Direct Marketing Peer Group and that dividends of each are reinvested quarterly; December 1993 figures assume September 1993 shares outstanding for the Direct Marketing Peer Group, given data availablity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Nomination and Standstill Agreement, Messrs. Kruttschnitt, Hakman and Manwell agreed that if at any time Mr. Kruttschnitt ceases to own at least 2,262,000 shares of Common Stock (representing 83% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least one of them will resign as a Director; if at any time Mr. Kruttschnitt ceases to own at least 1,907,710 shares of Common Stock (representing 70% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least two of them will resign as Directors; and if at any time Mr. Kruttschnitt owns less than 5% of the outstanding shares of Common Stock, all of them will resign as Directors; except no Director shall be obligated to resign if such resignation would constitute a breach of the Director's fiduciary duties as a Director. See "ELECTION OF FOUR DIRECTORS -- AGREEMENTS WITH RESPECT TO NOMINATION OF DIRECTORS".

     On October 25, 1991, the Company and NAR consummated the transactions contemplated by the Stock Purchase Agreement and NAR acquired 49.8% of the voting securities of the Company. Pursuant to the Stock Purchase Agreement, NAR and its affiliates also agreed not to increase their beneficial ownership to more than 50.1% of the voting stock outstanding of the Company for a period of three years following October 25, 1991 without the approval of at least a majority of the Directors of the Company unaffiliated and unassociated with and not designated by NAR. However, NAR may exceed such percentage limitation under certain circumstances, including as a result of acquisitions (i) in certain circumstances, through the conversion or exercise of warrants or other securities; (ii) directly from the Company or any subsidiary of the Company or from any holder of at least five percent of the Common Stock; and (iii) after certain Third Party Acquisitions (as defined in the Stock Purchase Agreement). See "ELECTION OF FOUR DIRECTORS -- AGREEMENTS WITH RESPECT TO NOMINATION OF DIRECTORS".

     Since January 1993, pursuant to a consulting arrangement, Quadrant, an affiliate of NAR, renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year.

     Approximately $85,000 was paid by the Company during fiscal 1993 for the rental of property pursuant to an operating lease to a partnership in which the wife of the President and Chief Executive Officer of the Company, Jack E. Rosenfeld, is a partner. Mr. Rosenfeld is also a Director of the Company.

     In May 1993, the Company refinanced its revolving credit facility that had been previously provided by a subsidiary of NAR with a new three-year $40 million facility with an independent financial institution. In October 1993, the Company increased the maximum credit available to $52.5 million. A subsidiary of NAR provided a secured limited guarantee of $10 million which allowed the Company to borrow in excess of its availability based on a formula, up to the facility's limit. This limited guarantee was reduced by approximately $5.1 million during the fourth quarter of 1993. The guarantee was eliminated in the first quarter of 1994 based on the Company's 1993 operating results.

     The foregoing relationships and transactions have been approved by the Board or a committee of the Board or by the Shareholders and, to the extent that such arrangements are available from non-affiliated parties, are on terms no less favorable to the Company than those available from non-affiliated parties.

             PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY

     The following table sets forth information concerning each person or group of affiliated persons known by management to own beneficially more than five percent (5%) of the Company's Common Stock as of April 25, 1994. The information given is based on information furnished to the Company by such persons or groups and statements filed with the Commission.

                                                                     SHARES OF
                                                                       COMMON         PERCENT OF
               NAME AND ADDRESS OF BENEFICIAL OWNER                    STOCK           CLASS(1)
- - ------------------------------------------------------------------   ----------       ----------
Alan G. Quasha(2).................................................   51,895,263(3)(7)    53.2%
  c/o Quadrant Management, Inc.
  127 East 73rd Street
  New York, NY 10021

NAR Group Limited(2)..............................................   51,875,263(3)       53.2%
  c/o P.M.M. Services
  (B.V.I.) Limited
  P.O. Box 438
  Road Town, Tortola,
  British Virgin Islands

Theodore H. Kruttschnitt(4).......................................    5,320,887(5)        5.8%
  1350 Bayshore Boulevard
  Suite 850
  Burlingame, CA 94010

Jack E. Rosenfeld.................................................    3,849,598(6)        4.2%
  c/o Hanover Direct, Inc.
  1500 Harbor Boulevard
  Weehawken, NJ 07087

- - ------------------

(1) Includes in each case shares of Common Stock issuable upon exercise of options exercisable within 60 days for the subject individual only. Percentages computed on the basis of 92,437,720 shares of Common Stock outstanding as of April 25, 1994.

(2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 15 to the Statement on Schedule 13D filed by NAR on March 8, 1994 with the Commission. All of the shares beneficially owned by NAR could also be deemed to be owned beneficially by certain other persons including Alan G. Quasha, Intercontinental Mining & Resources Incorporated, QCC and Richemont, each of which disclaims beneficial ownership of securities of the Company owned of record by any of the others.

(3) Includes warrants to purchase 5,033,735 shares exercisable within 60 days granted to NAR or its affiliates.

(4) Information concerning the number of shares beneficially owned has been taken from Amendment No. 10 to the Statement on Schedule 13D filed by Mr. Kruttschnitt on April 19, 1994 with the Commission. Such statement sets forth the number of shares beneficially owned by Mr. Kruttschnitt and, of such shares, the number as to which he holds sole voting power, shared voting power, sole dispositive power or shared dispositive power. The amended Schedule 13D also indicates that Mr. Kruttschnitt is a member of a group which includes Mr. J. David Hakman, who beneficially owns 13,434 shares, and Mr. Edmund R. Manwell, who beneficially owns 13,628 shares. In addition, Messrs. Hakman and Manwell have been granted options to purchase 15,000 and 20,000 shares, respectively, of Common Stock, which options are exercisable within 60 days.

(5) Includes options to purchase 15,000 shares exercisable within 60 days.

(6) Includes options to purchase 2,627,210 shares exercisable within 60 days.

(7) Includes options to purchase 20,000 shares exercisable within 60 days by Mr. Quasha.

                  SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock by each Director, nominee for Director and executive officer and by all executive officers and Directors as a group as of April 25, 1994. The information given is based on information furnished to the Company by such persons and statements filed with the Commission.

                                                                     SHARES OF
                                                                       COMMON         PERCENT OF
                                                                       STOCK           CLASS(1)
                                                                     ----------       ----------
Ralph Destino.....................................................       20,000(4)       *
J. David Hakman(2)................................................       28,434(5)       *
S. Lee Kling......................................................       18,511          *
Theodore H. Kruttschnitt(2).......................................    5,320,887(5)        5.8%
Jeffrey Laikind...................................................       82,000(4)       *
Elizabeth Valk Long...............................................       30,000(4)       *
Edmund R. Manwell (2).............................................       33,628(4)       *
Alan G. Quasha (3)................................................   51,895,263(4)       53.2%
Jack E. Rosenfeld.................................................    3,849,598(6)        4.2%
Geraldine Stutz...................................................       59,649(4)       *
Robert F. Wright..................................................       70,000(4)       *
Michael P. Sherman................................................      236,798(7)       *
Wayne P. Garten...................................................      227,976(8)       *
Edward J. O'Brien.................................................       84,060          *
David E. Ullman...................................................        5,253          *
Directors and executive officers as group (15 persons)............   10,086,794(9)       11.4%

- - ------------------

 *  Less than 1%

(1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 92,437,720 shares of Common Stock outstanding as of April 25, 1994.

(2) See Note (4) under "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY."

(3) See Note (2) under "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY." All of the shares beneficially owned by NAR could also be deemed to be beneficially owned by Alan G. Quasha, due to his shared investment and voting power with NAR.

(4) Includes options to purchase 20,000 shares exercisable within 60 days.

(5) Includes options to purchase 15,000 shares exercisable within 60 days.

(6) Includes options to purchase 2,627,210 shares exercisable within 60 days.

(7) Includes options to purchase 31,500 shares exercisable within 60 days.

(8) Includes options to purchase 32,150 shares exercisable within 60 days.

(9) Excludes 46,841,528 shares and warrants and options for 5,053,735 shares beneficially owned by NAR which could also be deemed to be beneficially owned by Alan G. Quasha. Includes options to purchase 20,000 shares exercisable within 60 days by Alan G. Quasha.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen & Co. as independent public accountants of the Company for the fiscal year ending December 31, 1994. Although the selection of auditors does not require ratification, the Board has directed that the appointment of Arthur Andersen & Co. be submitted to Shareholders for ratification because management believes this matter is of such significance as to warrant Shareholder participation. If Shareholders do not ratify the appointment, the Board of Directors, after review by the Audit Committee, will consider the appointment of other certified public accountants.

     Representatives of Arthur Andersen & Co. will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and voting is required to ratify and approve the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.

               SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Shareholder Proposals intended to be presented at the 1995 Annual Meeting of Shareholders of the Company must be received by the Company no later than March 31, 1995 for inclusion in the Company's proxy material for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxies and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

                                          By Order of the Board of Directors

                                          MICHAEL P. SHERMAN
                                                   Secretary

Dated: May 16, 1994

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 1994, AS AMENDED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY ANY SUCH PERSON SOLICITED HEREUNDER BY WRITING TO: MICHAEL P. SHERMAN, SECRETARY, HANOVER DIRECT, INC., 1500 HARBOR BOULEVARD, WEEHAWKEN, NEW JERSEY 07087.

ATTACHMENT A

                         ARTICLE SIXTH OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

     SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. From the date of incorporation, Class III directors shall serve for a one-year term, Class II directors shall serve for a two-year term and Class I directors for a three-year term. At each annual meeting of stockholders beginning in 1994, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in each class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, registration, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessors.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Sixth unless expressly provided by such terms.

     The election of directors of the Corporation need not be by ballot unless the Bylaws so require. The Board of Directors and stockholders may hold their meetings and have an office or offices outside the State of Delaware, if the Bylaws so provide.

     Notwithstanding any other provision of this Certificate of Incorporation, no amendment of this Certificate of Incorporation shall amend, alter or repeal any provision of this Article Sixth unless such amendment shall be approved by the holders of shares of stock of the Corporation representing at least 75% of the votes entitled to be cast thereon at a meeting of the stockholders duly called for the consideration of such amendment.

                              HANOVER DIRECT, INC.


    PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 22, 1994

The undersigned hereby appoints Jack E. Rosenfeld and S. Lee Kling proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Hanover Direct, Inc., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York on Wednesday, June 22, 1994 at 9:30 a.m. local time, or any adjournments or postponements thereof, with all the powers the undersigned would have if personally present on the following matters:




                          (Continued on reverse side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this proxy will be voted "FOR" the proposal to amend Article SIXTH of the Company's Certificate of Incorporation, "FOR" the election of all nominees for directors, "FOR" the appointment of Arthur Andersen & Co., and the proxies will use their discretion with respect to any matters referred to in Item 4.

1.       Proposal to amend Article SIXTH of the Company's Certificate of
         Incorporation.

       _____ FOR                  _____ AGAINST                  _____ ABSTAIN

2A.       If proposal 1 above is approved:  Election of the following nominees as Directors to serve until the next Annual Meeting of Shareholders:

       _____ FOR all nominees     _____ AGAINST all nominees     _____ ABSTAIN


NOMINEES:        Ralph Destino, J. David Hakman, S. Lee Kling, Theodore H.
                 Kruttschnitt, Jeffrey Laikind, Elizabeth Valk Long, Edmund R.
                 Manwell, Alan G. Quasha, Jack E. Rosenfeld, Geraldine Stutz and Robert F. Wright.

2B. If proposal 1 above is not approved: Election of the following nominees as Directors to serve until the 1997 Annual Meeting of
         Shareholders:

       _____ FOR all nominees     _____ AGAINST all nominees     _____ ABSTAIN


         NOMINEES: Edmund R. Manwell, Alan G. Quasha, Geraldine Stutz and
                   Robert F. Wright.


INSTRUCTIONS:       To withhold authority to vote for any individual nominee
                   noted in 2A or 2B above, write that nominee's name in the space provided.


                    ________________________________________


3. Proposal to ratify and approve the appointment by the Board of Directors of Arthur Andersen & Co. as the Company's independent auditors for the fiscal year ending December 31, 1994.

       _____ FOR                  _____ AGAINST                  _____ ABSTAIN


4. In their discretion, the above-named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting or adjournments or postponements thereof.


The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given.

You may strike out the persons named as Proxies and designate a person of your choice, and may send this Proxy directly to such person.


SIGNATURE(S)     __________________________________________    DATE __________

                 __________________________________________    DATE __________



NOTE:        Please complete, date and sign exactly
            as your name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.